Exhibit 10.32


                    THIS FIFTH AMENDMENT TO CREDIT AGREEMENT


         THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), dated as of October 15, 1998, among MERIDIAN MEDICAL TECHNOLOGIES, INC. (as successor by merger to Brunswick Biomedical Corporation) a Delaware corporation (the "Borrower"), and ING (U.S.) CAPITAL CORPORATION, a Delaware corporation ("ING"), constituting the sole Lender under the Credit Agreement referenced below (together with its successors and assigns, the " Lenders"), and ING in its capacity as Agent for the Lenders.

                              W I T N E S S E T H:

           RECITALS:

         A. The Borrower, the Lenders and the Agent have entered into a certain Credit Agreement, dated as of April 15, 1996 (as amended prior to the date hereof, the "Credit Agreement"); capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

         B. The Borrower has requested an amendment to the Credit Agreement to reflect changes in the financial covenants, and the Lenders have agreed to so amend the Credit Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, the parties hereto agree as follows;

         SECTION 1. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by replacing the definition of "EBITDA" with the following:

                  "EBITDA" means, for any period, an amount equal to Net Income plus (to the extent deducted in determining Net Income) interest expense, provisions for income taxes, depreciation, amortization of intangible assets and the right-off of in-process research and development expense, in each case for the Borrower and its Subsidiaries on consolidated basis; provided, that (a) any calculation of EBITDA that takes into account the fourth quarter of the Borrower's 1997 Fiscal Year shall exclude from such calculation the $1,539,400 pre-tax charge incurred during the fourth quarter of the Borrower's 1997 Fiscal Year, which charge is related to the voluntary product exchange program

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         instituted during such period, (b) any calculation of EBITDA shall exclude any extraordinary item associated with the extinguishment of Indebtedness as a result of any refinancing of all or any part of the Indebtedness evidenced by the Estate Subordinated Note or the Junior Subordinated Note or the Obligations, (c) any calculation of EBITDA that takes into account the third quarter of the Borrower's 1998 Fiscal Year shall exclude from such calculation the $2,244,000 pre-tax charge incurred during such third quarter of the Borrower's 1998 Fiscal Year, which charge is related to the EpiPen(R) product recall announced in May 1998, (d) any calculation of EBITDA that takes into account the fourth quarter of the Borrower's 1998 Fiscal Year shall exclude from such calculation the $500,000 pre-tax charge incurred during such fourth quarter of the Borrower's 1998 Fiscal Year, which charge is related to the revision of the estimated costs of the EpiPen(R) product recall, and (e) any calculation of EBITDA that takes into account the fourth quarter of the Borrower's 1998 Fiscal Year shall exclude from such calculation the $166,000 pre-tax charge incurred during such fourth quarter of the Borrower's 1998 Fiscal Year, which charge is related to the amendment to the Senior Subordinated Note Warrants amending the exercise price thereunder from $11.988 to $7.50 per share of Common Stock that may be purchased under the Senior Subordinated Note Warrants.

           SECTION 2. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby further amended by replacing subsection (p) of the definition of "Eligible Account" with the following subsection (p):

                  (p) on and after October 31, 1998, the Account Debtor with respect to such Account is the United States Government or an agency or instrumentality of the United States, unless the Borrower or its Subsidiary has complied with the requirements of the Federal Assignment of Claims Act (32 U.S.C. 3727), or the government of any state of the United States or agency or instrumentality of such state, unless the Borrower or its Subsidiary has complied with any state assignment of claims or similar laws relative to the assignment of such Account and the right to receive payment thereof by the Agent for its benefit and the benefit of the Lenders;

         SECTION 3. Continuing Effectiveness of Credit Agreement. The Credit Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms, except as expressly amended or modified by this Amendment.

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         SECTION 4. Cost and Expenses. The Borrower agrees to pay all out-of-pocket expenses of the Agent for the negotiation, preparation, execution and delivery of this Amendment (including fees and expenses of counsel to the Agent),

         SECTION 5. Effectiveness. This Amenchnent shall become effective upon the prior or concurrent receipt by the Agent of each of the following:

                  (a) a copy of this Amendment, duly executed by each of the Borrower, the Agent and the Lenders;

                  (b) a copy of an amendment to the Note Purchase Agreement duly executed and delivered by each of the Borrower and the holders of the Senior Subordinated notes, in the form of Exhibit A hereto;

                  (c) the amount of all costs and expenses which have been invoiced and are payable on or prior to the date of this Amendment pursuant to Section 9.3 of the Credit Agreement.

         SECTION 6. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.

         SECTION 7. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Amendment shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender.

         SECTION 8. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

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         SECTION 9. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder or under the Credit Agreement except in accordance with the terms of the Credit Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.



                                          MERIDIAN MEDICAL TECHNOLOGIES, INC.


                                          By: /S/ JAMES H. MILLER
                                              --------------------------------
                                              James H. Miller
                                              President

                                                              [CORPORATE SEAL]



                                          ING (U.S.) CAPITAL CORPORATION, in its
                                           capacity as Agent and Lender


                                          By: /S/ MICHAEL P. GARVIN, JR.
                                              --------------------------------
                                              Michael P. Garvin, Jr.
                                              Vice President